UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMN HEALTHCARE SERVICES, INC.
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Supplement Dated April 9, 2012 to Proxy Statement Filed March 9, 2012

Supplemental Information Regarding Proposal 2

Advisory Vote on Executive Compensation

At the 2012 Annual Meeting scheduled for April 18, 2012, our stockholders will vote on an advisory resolution to approve the compensation of our named executive officers. This resolution – commonly known as the “say-on-pay proposal” – appears as Proposal No. 2 in our proxy materials (including our 2012 proxy statement filed with the Securities and Exchange Commission on March 9, 2012). Our Board of Directors has unanimously recommended that you vote FOR Proposal No. 2.

In connection with Proposal No. 2, we are hereby providing the following supplemental information:

The Compensation and Stock Plan Committee (“Compensation Committee”) has structured a compensation program that it believes aligns our named executive officers’ interests with shareholders’ interests by placing a majority of our named executive officers’ compensation “at risk” as performance pay. For example, in 2011, over 65% of our compensation for each of our named executive officers was performance-based. The direct performance-based compensation received by named executive officers is both in the form of annual cash incentives tied primarily to growth in revenue and EBITDA as well as performance-based restricted stock unit awards that are tied to the Company’s relative and absolute total shareholder return. In addition, the award of time-vested restricted stock units is also performance-based compensation as the named executive officers’ compensation increases or decreases with the performance of our common stock.

When evaluating the compensation awarded to named executive officers, among other factors, the Compensation Committee views the actual realizable pay received by the named executive officers as well as the Company’s financial performance. Although the Compensation Committee also considers the stock compensation expense produced by the equity awards granted to the named executive officers and certainly analyzes total shareholder return, these are just two measures evaluated by it in its holistic view of its pay-for-performance philosophy.

In 2011, the Compensation Committee issued equity grants to our named executive officers at values of approximately 33% less than it had granted in previous years under the historical formula utilized. Prior to 2011, in determining the number of equity awards to be granted to named executive officers, the Company utilized a formulaic value that was based on the 200-day average price of the Company’s shares (“formulaic value”). When making the equity grants to our Chief Executive Officer, Ms. Salka, from 2007-2010, it was the Compensation Committee’s intent to keep the formulaic value of the equity awards granted substantially consistent with prior years. Given the fluctuation in the share price, the type of equity award granted, the grant date fair value as well as the number of equity awards granted to Ms. Salka varied while the formulaic value remained substantially the same. Along with holding the formulaic value of equity awards granted to Ms. Salka substantially the same from 2007-2010 (with a significant decrease in formulaic value in 2011), the Compensation Committee has not increased the base salary of Ms. Salka since January 1, 2007.1

In 2011, the Compensation Committee also further strengthened the link of pay to performance through the introduction of performance RSUs, with the ultimate realizable number of RSUs dependent on relative and absolute total shareholder return over a three-year period. In 2012, the Compensation Committee intends to structure an even greater percentage, i.e., 70%, of the long-term incentive award in a performance-based vehicle, through the use of performance RSU awards if our stockholders approve the Amended Equity Plan.

Importantly, the Compensation Committee looks at realizable pay awarded to our named executive officers; the difference between realizable pay and grant date valuation of long-term incentive vehicles can be significant. For purposes of illustration, in the three tables that immediately follow, we compare the grant date fair value of the equity grants received by our CEO in each of the last five fiscal years by type of grant and the realizable pay from those equity award grants as of April 5, 2012. As set forth below, the aggregate realizable pay is roughly 38% of the aggregate grant date fair value of all of the equity awards received by our CEO over the last five fiscal years with no value having been received from the stock options and stock awards granted since 2007. As shareholders have not seen the Company’s financial performance translate into growth in the Company’s share price, correspondingly, our CEO and other named executive officers have realized a reduced percentage of the value of their awarded equity compensation.

[1]	Ms. Salka took a voluntary temporary reduction in base salary beginning in 2009. This temporary reduction in salary ended in November 2010 and was restored to the same base salary she has had since 2007.

CEO Option and Stock Appreciation Rights (SAR) Awards 2007-2011

Year	# Shares Granted (1)	Exercise Price per Share	Grant Date Fair Value per Share(2)	Aggregate Grant Date Fair Value	Realizable Compensation (3)	Number of Shares Vested as of April 5, 2012	# of Shares Voluntarily Forfeited as of April 5, 2012
2011	—	—	—	—	—	—	—
2010	193,949	$8.78	$2.95	$572,150	—	129,946	—
2009	116,586	$8.71	$2.53	$294,545	—	116,586	—
2008	61,646	$16.18	$4.43	$273,092	—	61,646	—
2007	41,530	$24.95	$7.72	$320,612	—	—	41,530

TOTAL				$1,460,399	$0	308,178	41,530

CEO Restricted Stock Unit (RSU) Awards 2007-2011

Year	Number of Shares Granted(4)	Grant Date Fair Value per Share (5)	Aggregate Grant Date Fair Value	Realizable Compensation (6)	Number of Shares Vested as of April 5, 2012
2011	93,426	$6.24	$582,511	$579,241	30,831
2010	112,111	$8.78	$984,334	$695,088	75,115
2009	67,782	$8.71	$590,381	$420,248	67,782
2008	71,681	$16.18	$1,159,798	$444,422	71,681
2007	48,291	$24.95	$1,204,860	$299,404	48,291

TOTAL			$4,521,884	$2,438,404	293,700

CEO Performance RSU Awards 2007-2011

Year	Number of Shares Granted (7)	Grant Date Fair Value per Share (8)	Aggregate Grant Date Fair Value	Realizable Compensation (9)	Number of Shares Vested as of April 5, 2012
2011	93,425	$8.53	$796,915	$159,290	—

(1)	The shares set forth in this column vest ratably over three years beginning with the first anniversary of the date of grant.
(2)	The grant date fair value per share for the SARs was determined using the Black-Scholes valuation model.
(3)	Realizable compensation for the outstanding SARs represents (a) $6.20, the closing stock price of our Common Stock as of April 5, 2012, minus (b) the exercise price per share of the SARs, multiplied by (c) the number of shares outstanding underlying each award. Because the closing price of our common stock on April 5, 2012 fell below the exercise price per share of all of Ms. Salka’s outstanding SARs and option awards, Ms. Salka’s realizable compensation for her outstanding SARs and options is zero as of April 5, 2012.

(4)	The shares set forth in this column are subject to three-year cliff vesting with partial acceleration upon the achievement of annual Adjusted EBITDA targets.
(5)	We calculated the grant date fair value per share for RSUs using the mean of the high and low price of our Common Stock on the date prior to the date of grant.
(6)	Realizable compensation for the outstanding RSUs represents (a) the number of shares outstanding underlying each award, multiplied by (b) $6.20, the closing stock price of our Common Stock as of April 5, 2012.
(7)	Performance RSUs are earned (and vest) at the end of a three-year period, with the number of shares that are ultimately earned dependent on our common stock share price performance relative to the companies in the Russell 2000 index at the commencement of the period (December 31, 2010) as well as absolute total shareholder return.
(8)	The grant date fair value per share for the performance RSUs was determined using the Monte-Carlo simulation valuation model.
(9)	Realizable compensation for the outstanding performance RSUs represents (a) $6.20, the closing stock price of our Common Stock as of April 5, 2012, multiplied by (b) the number of performance RSUs that would have been earned had the total and relative shareholder return for the period relative to the companies in the Russell 2000 index as of April 5, 2012, as well as our absolute total shareholder return (collectively, the “TSR Measurement”). If we conducted the TSR Measurement on April 5, 2012 for the period from December 31, 2010 to April 5, 2012, (1) relative total shareholder return would have measured at the 35th percentile, and (2) absolute total shareholder return would have been negative. Based on those results, only 27.5% of Ms. Salka’s target number of performance RSUs would have been earned.